IMPORTANT!!! - HIGHER OFFER RECEIVED!!!

Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
10570 / Tel: (914) 747-5262

				November 7, 2001

Dear Fellow Captec Net Lease Realty Stockholder:

We told you before that stockholders were being shortchanged by the proposed merger with Commercial Net Lease Realty ("NNN") because it included a sale to Captec's CEO, Patrick L. Beach of $21 million worth of Captec's assets including a $10 million demand loan to Mr. Beach's private finance company for only $7.5 million. Now, there is proof that we were right. We have learned that another party recently made a higher offer for those "excluded assets." This validates our determination to demand a fair price for our shares. There is no longer any doubt that stockholders should vote AGAINST the proposed merger on the enclosed GREEN proxy card.

	Many real estate investment trusts are run like Captec. When they begin, management supplies the experience and the stockholders supply the capital. When they end, management has the capital and the stockholders have had the experience. Although Mr. Beach insists that the proposed merger is the result of a competitive sale process for the entire company, he has never provided straight answers to some important questions that would prove whether or not that is true. For example,

? Sources tell us that several prospective bidders dropped out when they learned that they would have to agree not to demand repayment of the $10 million loan to Mr. Beach's shaky private finance company. Is that true?

? A prospective bidder for Captec advised us that his firm was not afforded a reasonable opportunity to conduct due diligence. Is that true?

? Captec's investment banker stated that it was ordered not to solicit bids for the excluded assets or to perform a liquidation analysis for the entire company. Is that true?

If any of these things is true, it means that stockholders cannot rely on the board of directors to protect them from Mr. Beach. The board seems to be tired of Mr. Beach's self-dealing and deception and they just want to get on with their lives. If that requires his walking away with our assets, they are willing to let him do it. Consider this. In his four years at the helm, Mr. Beach has turned cash of $18 per share into what we are being told are assets worth only $12 per share. If you were a director of Captec, would you agree, as this board has, that he deserves almost $1 million in severance pay for his performance? There have also been three lawsuits filed alleging that the directors breached their fiduciary duty. After the judge noted that "there is an element of self-dealing and some questions about how Mr. Beach conducted himself in connection with [the sale of the excluded assets]" the board agreed to pay $350,000 of our hard-earned money to the plaintiff's lawyers to settle the case. It is obvious that the board will do whatever it takes to sever their ties to Mr. Beach - as long as they can bill the costs to Captec stockholders.
Mr. Beach says you should not trust us because we are trying to advance our own interests. That is true. We readily admit that we have a strong aversion to having our pockets picked. The simple truth is that we oppose the merger because we think we can obtain a higher price for our shares in a deal that does not provide a special benefit for Patrick Beach. On the other hand, Mr. Beach's primary interest, which he has not denied, is to stave off bankruptcy by buying back his own loan and other Captec assets for a fraction of their book value.

A Liquidating Trust

In sum, there are two reasons to vote AGAINST the merger.
First, the recent higher offer suggests that the excluded assets should be placed in a liquidating trust. Not only does a liquidating trust solve the problem of self-dealing but it allows the trustees to dispose of the excluded assets in an orderly fashion and without having to conduct a fire sale. Moreover, the Chief Financial Officer of Commercial Net Lease Realty told us that he would have no problem completing the merger if the excluded assets were placed in a liquidating trust. The real impediment to a liquidating trust is Mr. Beach. We should not accept any offer for the excluded assets, whether from Mr. Beach or anyone else, that is one penny less than the highest price that can be obtained. A liquidating trust is the best way to accomplish that.

A Judicial Appraisal May Provide Additional Cash

Secondly, it is important to vote AGAINST the merger to protect your right to a judicial appraisal in the event the merger is consummated. In his "Dear Stockholder" letter of October 29, 2001, one of Mr. Beach's representatives advised you to "follow the money." We think that is sound advice. We own more than 300,000 shares of Captec and we think the proposed merger undervalues our shares for all the reasons we discussed in our previous letter. While there can be no assurance, we think that a judicial appraisal could result in a cash payment of $2 to $4 more per share than the current value of the proposed deal. That is why we have given notice that we intend to seek an appraisal. We advise all stockholders to do likewise. But, please be careful. Remember, if you vote for the merger, you will forfeit your right to seek an appraisal and to obtain a higher price for your shares.

**********************
	If you have already voted for the merger, there is still time to change your vote. Voting AGAINST the merger on the enclosed GREEN proxy will supersede any previous vote and preserve your right to seek a higher price through a judicial appraisal. As a reminder, the meeting is scheduled for November 19, 2001 so you should mail the GREEN proxy in the enclosed envelope immediately! If there is any doubt as to whether it will be received prior to the meeting, you may also fax it to
(914) 747-5258.  If you have any questions, please call us at
(914) 747-5262 or e-mail us at OPLP@att.net.

							Yours truly,


Phillip Goldstein
Portfolio Manager